Exhibit 10.21

Intellia Therapeutics, Inc.

Third Amended and Restated Non-Employee Director Compensation Policy

The purpose of this Third Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Intellia Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company.  This Policy will become effective as of the date of adoption by our Board of Directors (the “Effective Date”).  In furtherance of this purpose, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership:  An annual cash retainer for general availability and participation in meetings and conference calls of our Board of Directors (the “Board”) shall be set annually by the Board and reflected on Appendix A. There shall be no additional compensation for attending individual Board meetings.

Additional Retainer for Chairperson of the Board: An annual cash retainer to acknowledge the additional responsibilities and time commitment of the Chairperson role shall be set annually by the Board and reflected on Appendix A.

Additional Annual Retainers for Committee Membership: Additional annual cash retainers for general availability and participation in meetings and conference calls of our various committees as well as an additional retainer for the chairperson of each committee shall be set annually by the Board and reflected on Appendix A. There shall be no additional compensation for attending individual committee meetings.

Cash Retainer Administration All cash retainers will be paid quarterly, in arrears, or upon the earlier of resignation or removal of the non-employee director.  Cash retainers to non-employee directors shall be approved as annualized cash retainers. With respect to non-employee directors who join the Board or a Committee during the calendar year, and with respect to all non-employee directors for 2016, such amounts shall be pro-rated based on the number of calendar days served by such director in the year of their appointment.

Equity Retainers

Initial Equity Grant: A one-time equity award shall be granted to each new non-employee director upon his/her election to the Board after the Effective Date. The number of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) subject to, and form of, such initial equity grant shall be set annually by the Board and reflected on Appendix A.

Any initial option and/or restricted share unit (“RSU”) grant shall be made upon the director first becoming a director. Such initial equity grant shall vest over three years as follows:  33 1/3 % of the total award shall vest one year after the date of grant and the remainder shall vest thereafter in substantially equal quarterly installments during the next two years, subject to the director’s continued service on the Board through the applicable vesting date.

Annual Equity Grant:  An annual equity award or awards shall be granted to each non-employee director serving on the Board immediately following the Company’s annual meeting of stockholders. The number of shares of Common Stock subject to, and form of, such initial equity grant(s) shall be set annually by the Board and reflected on Appendix A.

Any annual option and/or RSU grant(s) shall fully vest on the earlier of the one-year anniversary of the grant date and the Company’s next annual meeting of stockholders, subject to the director’s continued service on the Board through such date.

Terms and Conditions of Equity Awards: All equity grants made to members of the Board shall be governed by the terms and conditions set forth in the Amended and Restated 2015 Stock Option and Incentive Plan (the “2015 Plan”) and any applicable option and/or RSU grant agreement executed by the Company and each Director.  Notwithstanding anything to the contrary in the 2015 Plan or the applicable award agreement, all equity grants made to members of the Board pursuant to this Policy will accelerate and become fully vested and exercisable or nonforfeitable upon a Sale Event (as defined in the 2015 Plan).

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

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ADOPTED BY THE BOARD OF DIRECTORS: October 25, 2016.

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS:   July 24, 2017

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS:  December 11, 2019

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: December 10, 2020

Appendix A

2021 Non-Employee Director Compensation Guidelines

Cash Retainers

	Membership Retainer	Additional Retainer for Chairperson
Board of Directors	$40,000	$30,000

Audit Committee	$7,500	$7,500
Compensation Committee	$5,000	$5,000
Nominating and Governance Committee	$4,000	$4,000
Science and Technology Committee	$5,000	$5,000

Equity Retainers

Number of Shares Underlying Stock Options
Initial Equity Grant	38,000
Annual Equity Grant	19,000